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                                                                    Exhibit 99.9

February 17, 2005

Securities and Exchange Commission
Division of Investment Management
Office of Insurance Products
450 Fifth St., N.W.
Washington D.C 20549

RE: Opinion of Counsel -Integrity Separate Account II: File Nos. 33-51268 and 811-07134

Dear Sir or Madam:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 25 to a registration statement filed on form N-4 for the Pinnacle flexible premium variable annuity to be issued by Integrity Life Insurance Company and its Separate Account II and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgement are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1. Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.   Separate Account II is a Unit Investment Trust as that term is defined in
     Section 4(2) of the Investment Company Act of 1940 (the "Act") and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3. Upon the acceptance of purchase payments paid by an owner pursuant to a contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Assistant Counsel - Securities
Integrity Life Insurance Company